UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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CB Richard Ellis Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Kenneth J. Kay Senior Executive Vice President Chief Financial Officer CB Richard Ellis Group, Inc.	11150 Santa Monica Boulevard Suite 1600 Los Angeles, CA 90245 310 405 8905 Tel 310 405 8950 Fax kenneth.kay@cbre.com www.cbre.com

May 29, 2008

Edward Gehl

Senior Proxy Analyst

Investment Proxy Research

Fidelity Investments

One Spartan Way

TS1E Merrimack, NH 03054

Re:	Changes to CB Richard Ellis Group, Inc. Second Amended and Restated 2004 Stock Incentive Plan (the “Plan”)

Dear Edward:

We appreciate your feedback on the proposal included in our 2008 proxy statement for approval of the Plan. For convenience, we have copied in below the relevant proxy voting guidelines (the “Guidelines”) identified by Fidelity that require action on our part. We are firmly committed to maintaining strong corporate governance practices, including in relation to our equity programs. Thus, we will recommend that the Board of Directors amend the Plan following the 2008 shareholders’ meeting to make the changes noted below to bring the Plan into compliance with the Guidelines.

Fidelity Guideline re Plan Administration

“Our guidelines require that awards to non-employee directors are not subject to management discretion and that no management directors would be involved in setting the size, timing and terms of discretionary awards to the non-employee directors. It would need to be clarified that a fully independent committee administer the discretionary awards to the non-employee directors or that all non-employee directors awards permissible under the plan be formulaic in nature.”

CBRE Response:

Section 3 of the Plan (Administration) provides that the Board shall retain the authority . . . to administer the Plan with respect to Directors who are not employees or consultants of the Company.” We will recommend that the Board amend this provision to clarify that any decision regarding discretionary awards to the non-employee directors must be made by a committee of independent directors (i.e., non-employee directors who satisfy the definition of independence per the New York Stock Exchange).

Fidelity Guideline re Restriction Periods Associated with Full Value Awards

“The plan permits the granting of full value stock awards. In the case of full value awards (excluding those expressly granted in lieu of salary or cash bonus), our guidelines require restriction periods of at least three years for tenure-based awards, and one year for performance-based awards. Fidelity does allow for the granting of full value awards with no or more favorable restriction periods as long as these shares are limited to 5% of the shares authorized under the plan and the shares are granted by a compensation committee composed entirely of independent directors.”

CBRE Response:

In Section 8 of the Plan, minimum three-year vesting periods are provided for restricted stock and restricted stock unit awards, subject to an aggregate 5% carve-out. We will recommend that the Board amend Section 8 to require that Performance Share Bonus Awards and Performance Share Units shall have minimum one-year vesting periods, subject to the aggregate 5% carve-out applicable to restricted stock and restricted stock unit awards.

Fidelity Guideline re Discretionary Ability to Waive or Lapse Restrictions

“The plan does not clearly limit the plan administrator’s ability to waive, lapse or accelerate the exercisability or vesting of awards. Our guidelines prohibit allowing the plan administrator to discretionarily accelerate, lapse or waive restrictions, except in cases relating to death, disability, retirement, or change in control. Fidelity does allow for acceleration of award restrictions for reasons other than death, disability, retirement or change in control, however those discretionarily accelerated shares would also count towards the above aggregate 5% cap.”

CBRE Response:

We will recommend that the Board amend Section 12(a) of the Plan to clarify that the Administrator shall not have the authority to waive, lapse or accelerate the exercisability or vesting of awards, except in cases relating to death, disability, retirement, or change in control. Notwithstanding the foregoing, accelerations could be approved by the Administrator for other circumstances (including, without limitation, upon terminations of employment other than retirement); however those discretionarily accelerated shares would also be counted towards the 5% carve-out also applicable to minimum vesting.

We understand that with the adoption of the aforementioned amendments to our Plan, the Plan will then comply with Fidelity’s Guidelines.

Sincerely,

/s/ Kenneth J. Kay

Kenneth J. Kay

Senior Executive Vice President and

Chief Financial Officer